Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

June 24, 2008

Carbon Flash piece:

One new iPath® ETN.
Another new way for more innovative investing.

One new iPath® ETN.
Another new way for more innovative investing.
Instant exposure to the world's most
liquid carbon Cap & Trade-related markets.

Introducing the new
iPath® Global Carbon ETN from Barclays

<links to Carbon Product Page>

Commodities Flash piece:

<links to Commodity Landing Page>

(see next page)

Commodities Landing Page:

Go Narrow, Go Broad, Fine Tune with
iPath® Commodity ETNs
GO BROAD
VIEW LIST »
GO NARROW
VIEW LIST »
FINE TUNE
VIEW LIST »

Go Narrow, Go Broad, Fine Tune with
iPath® Commodity ETNs
GO BROAD
GO NARROW
FINE TUNE
iPath® Dow Jones- AIG Commodity Index Total Return℠ ETN (DJP)
iPath® S&P GSCI™ Total Return Index ETN (GSP)

Go Narrow, Go Broad, Fine Tune with
iPath® Commodity ETNs
GO BROAD
GO NARROW
FINE TUNE
iPath® Dow Jones-AIG Energy Total Return Sub-Index℠ ETN (JJE)
iPath® Dow Jones-AIG Agriculture Total Return Sub-Index℠ ETN (JJA)
iPath® Dow Jones-AIG Grains Total Return Sub-Index℠ ETN (JJG)
iPath® Dow Jones-AIG Softs Total Return Sub-Index℠ ETN (JJS)
iPath® Dow Jones-AIG Industrial Metals Total Return Sub-Index℠ ETN (JJM)
iPath® Dow Jones-AIG Precious Metals Total Return Sub-Index℠ ETN (JJP)
iPath® Dow Jones-AIG Livestock Total Return Sub-Index℠ ETN (COW)

iPath® Commodity Exchange Traded Notes (ETNs) from Barclays provide investors with broad, narrow or targeted sets of commodity products that can complement a portfolio. Generally exhibiting a low negative correlation with more traditional asset classes like stocks and bonds, commodities can add portfolio diversification by providing differentiated sources of both risk and return.

iPath Commodity ETNs also give you tactical asset allocations with the ability to:

•         Fine-tune or tilt existing commodity exposures

•         Implement an inflationary hedge

Experience the flexibility and benefits of iPath Commodity ETNs no matter which commodity ETN you choose.

Related Links > Basics of Commodities > Using Commodities to Diversify > The Case for Commodities

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses.

The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. The market value of the Securities may be influenced by many unpredictable factors, including, where applicable, highly volatile commodities prices, changes in supply and demand relationships; weather; agriculture; trade; pestilence; changes in interest rates; and monetary and other governmental policies, action and inaction. Index components that track the performance of a single commodity, or index components concentrated in a single sector, are speculative and may typically exhibit higher volatility. The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the value of the index and the value of your Securities in varying ways.

An investment in iPath ETNs linked to the performance of the Barclays Capital Global Carbon Index Total Return TM is subject to risks associated with fluctuations, particularly a decline, in the performance of the index caused by unpredictable volatility and movement in the prices of the index components. Trading in futures contracts on carbon emissions commodities, including trading in the index components, is speculative and can be extremely volatile. The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. Market prices of the index components may fluctuate rapidly based on numerous factors including but not limited to changes in supply and demand, domestic and foreign political or government actions and technological developments. These factors could adversely affect the value of the Index and, therefore, the value of your Securities.

“Dow Jones®”, “AIG®”, “Dow Jones-AIG Commodity IndexSM”, “DJ-AIGCISM”, “Dow Jones-AIG Commodity Index Total ReturnSM ”, “Dow Jones-AIG Agriculture Total Return Sub-IndexSM”, “Dow Jones-AIG Aluminum Total Return Sub-IndexSM”, “Dow Jones-AIG Cocoa Total Return Sub-IndexSM”, “Dow Jones-AIG Coffee Total Return Sub-IndexSM”, “Dow Jones-AIG Copper Total Return Sub-IndexSM”, “Dow Jones-AIG Cotton Total Return Sub-IndexSM”, “Dow Jones-AIG Energy Total Return Sub-IndexSM”, “Dow Jones-AIG Grains Total Return Sub-IndexSM”, “Dow Jones-AIG

Industrial Metals Total Return Sub-IndexSM”, “Dow Jones-AIG Lead Total Return Sub-IndexSM”, “Dow Jones-AIG Livestock Total Return Sub-IndexSM”, “Dow Jones-AIG Natural Gas Total Return Sub-IndexSM”, “Dow Jones-AIG Nickel Total Return Sub-IndexSM”, “Dow Jones-AIG Platinum Total Return Sub-IndexSM”, “Dow Jones-AIG Precious Metals Total Return Sub-IndexSM”, “Dow Jones-AIG Softs Total Return Sub-IndexSM”, “Dow Jones-AIG Sugar Total Return Sub-IndexSM” and “Dow Jones-AIG Tin Total Return Sub-IndexSM” are registered trademarks or servicemarks of Dow Jones & Company, Inc. (“Dow Jones”), and American International Group, Inc. (“AIG”), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC for the Securities. The Securities based on the Dow Jones–AIG Commodity Index Total ReturnSM are not sponsored, endorsed, sold or promoted by Dow Jones, AIG Financial Products Corp. (“AIG-FP”), AIG, or any of their respective subsidiaries or affiliates and none of Dow Jones, AIG-FP, AIG, or any of their respective subsidiaries or affiliates makes any representation regarding the advisability of investing in such Securities.

“Barclays Capital Global Carbon IndexTM” and “Barclays Capital Global Carbon Index Total ReturnTM” are trademarks of Barclays Bank PLC and have been licensed for use by Barclays Capital in connection with the calculation of the Index.

© 2008 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.